Exhibit 23.4

June 24, 2024

DOGNESS (INTERNATIONAL) CORPORATION (the “Company”)

No. 16 N. Dongke Road

Tongsha Industrial Zone

Dongguan, Guangdong 523217

RE: Consent Letter on Dogness (International) Corporation – Form F-3

Dear Sirs/Madams,

We, Jincheng Tongda & Neal Law Firm, are attorneys qualified to practice law in the PRC (as defined below), and are acting as the PRC counsel to the Company in connection with the resale from time to time by certain selling shareholders of up to 2,000,000 of the Company’s Class A Common Shares, no par value per share, issued in a private placement pursuant to certain securities purchase agreement entered on May 9, 2024, as set forth in the registration statement on Form F-3, including all amendments or supplements thereto (the “Registration Statement”), filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”) under the U.S. Securities Act of 1933 (as amended). For the purpose of this consent letter only, the PRC refers to only the mainland of the People’s Republic of China, not including the Hong Kong Special Administrative Region, the Macau Special Administrative Region, and Taiwan.

We hereby consent to the reference of our name in the Registration Statement and the filing of this consent letter with the SEC as an exhibit to the Registration Statement.

In giving such consent, we do not thereby admit that we fall within the category of the person whose consent is required under Section 7 of the U.S. Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours faithfully,

/s/ Jincheng Tongda & Neal Law Firm
Jincheng Tongda & Neal Law Firm